AMENDMENT TO

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS AMENDMENT to the original CONSULTING AGREEMENT (the "Agreement")  dated April 15th, 2010, is in addition to the general terms and conditions of the CONSULTING AGREEMENT, and serves to modify ONLY the terms and conditions described herein,

BETWEEN

PLAY LA INC.

20 Mount Clapham

St. Michael, Barbados

BB14005

(the "Company")

AND

THORSTEN KOSTER

TKIR Group

Birkenweg 4

Windach  86949

Germany

(the "Consultant)

WHEREAS:

A.

the Consultant is in the business of assisting public companies in financial advisory, and investor and public relations strategies; and

B.

the Company wishes to engage the services of the Consultant in relation to the development and execution of certain investor and public relations strategies for the Company

C.

The Company and the Consultant wish to modify certain terms and conditions to the Consulting agreement due to an unforeseen delay in delivery of services due to illness suffered by the Consultant

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree to modify the original Consulting Agreement, Dated April 15th, 2010 as follows:

5. EFFECTIVE DATE, TERM AND TERMINATION

The Effective Date of this Agreement shall commence on MARCH 1st, 2011 and shall continue for a period of 12 months or until terminated by the Company in its sole discretion. The Company may terminate this Agreement at any time by providing written notice to the Consultant. For the purposes of accruing compensation due, this Agreement shall unfold in four phases hereinafter referred to as Phase 1, Phase 2, Phase 3, and Phase 4. Phase1 shall commence on the Effective Date and continue for a period of three months. The Company may, in its sole discretion, provide notice to the Consultant to proceed with Phase 2. Subject to the Company's aforementioned prior approval, Phase 2 shall commence three months following the Effective Date and shall continue for three months. Phase 3 shall commence six months from the effective date, and Phase 4 shall commence nine months from the effective date, all subject to similar approval terms by the Company. This Agreement will not be binding on the Company until it is approved by the Company's Board of Directors.

6. COMPENSATION AND PAYMENT OF EXPENSES.

(a)

The Company agrees to pay the Consultant or its nominees compensation (the "Compensation") according to the following table:

PHASE	DUE DATE	RESTRICTED COMMON SHARES OF THE COMPANY PAYABLE and/or Amount	PAYEE
Phase I	By or Before March 1st, 2011	EUR 30,000	Thorsten Koster
Phase I	By or Before March 1st, 2011	62,500 Shares	Thorsten Koster
Phase II	Issuable 6 months following effective date. Subject to the Company’s prior Approval	62,500 Shares	Thorsten Koster
Phase II	Issuable 6 months following effective date. Subject to the Company’s prior Approval	EUR 20,000	Thorsten Koster
Phase III	Issuable 9 months following effective date. Subject to the Company’s prior Approval	62,500 Shares	Thorsten Koster
Phase IV	Issuable 12 months following effective date. Subject to the Company’s prior Approval	62,500 Shares	Thorsten Koster

The Company acknowledges that at the time of writing this Amendment, both Phase I compensation payments listed in the above table have been made and received by the Consultant. The Company will act to have the 144 restriction legend on the Phase I 62,500 shares removed immediately.

10.  MISCELLANEOUS PROVISIONS

(i)

If the Company deems the Consultant has not been able to deliver services as agreed within the Phase I period ( 90 days ), the Company may provide notice of termination of this Agreement to the Consultant, within 30 days following the end of Phase I; and under such notice, the Consultant will be required to reimburse the Company 70,000 Euros upon receipt of such notice.

IN WITNESS WHEREOF this Amendment to the original Consulting Agreement has been executed by the parties to it, and is effective as of the date of the last signature appearing below.

PLAY LA INC.

By:      /s/ David Hallonquist______

Date:           _22 Feb 2011______

David Hallonquist, CEO

By: __/s/ Thorsten Koster

Date:

       _22 Feb 2011_______
THORSTEN KOSTER